Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports First Quarter 2011 Results
DALLAS (May 16, 2011) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2011. IOT announced today that the Company reported a net loss applicable to common shares of $307,000 or $0.07 per diluted earnings per share for the period ended March 31, 2011, as compared to net income applicable to common shares of $163,000 or $0.04 per diluted earnings per share for the same period ended 2010.
Rental and other property revenues were $83,000 for the three months ended March 31, 2011. This represents an increase of $22,000, as compared to the prior period revenues of $61,000, due to an increase in rental income received from the leasing of our storage warehouse.
Property operating expenses were $57,000 for the three months ended March 31, 2011. This represents an increase of $5,000, as compared to the prior period operating expenses of $52,000. There was an increase in the expenses relating to the storage warehouse of $27,000, an increase in miscellaneous corporate expenses of $2,000, offset by a decrease in the Mercer Crossing land portfolio of $24,000. The increase in expenses related to the storage warehouse was due to an adjustment to prior year taxes. The decrease in the land portfolio related to professional fees.
Interest income was $294,000 for the three months ended March 31, 2011. This represents a decrease of $415,000 as compared to the prior period interest income of $709,000. The decrease is due to the receipt of cash on the receivables form Unified Housing Foundation, Inc. in the current period. The notes are excess cash flow notes and interest on the notes is recorded as cash is received. Less cash was received in the current period as compared to the prior period.
Mortgage loan and interest expense was $309,000 for the three months ended March 31, 2011. This represents a decrease of $23,000 as compared to the prior period expense of $332,000. This decrease is due to reduction in the interest rate for a land loan, reducing the interest expense incurred in the current period.
Earnings from unconsolidated subsidiaries and investees relate to IOT’s 10.0% investment in TCI Eton Square, LP. This investment is accounted for under the equity method and recognizes its portion of the current period earnings.
About Income Opportunity Realty Investors, Inc.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31,
	2011	2010
	(dollars in thousands, except
	share and per share amounts)
Revenues:

Rental and other property revenues (including $77 and $61 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	$83	$61

Expenses:
Property operating expenses (including $2 and $0 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	57	52
General and administrative (including $55 and $9 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	97	56
Advisory fee to affiliates	221	218

Total operating expenses	375	326

Operating loss	(292)	(265)

Other income (expense):
Interest income (including $294 and $709 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	294	709
Mortgage and loan interest	(309)	(332)
Earnings from unconsolidated subsidiaries and investees	—	3

Total other income (expenses)	(15)	380

Income (loss) before gain on land sales, non-controlling interest, and taxes	(307)	115

Income (loss) from continuing operations before tax	(307)	115
Income tax benefit	—	48

Net income (loss)	(307)	163

Earnings per share — basic
Income (loss) from continuing operations	$(0.07)	$0.04

Net income (loss) applicable to common shares	$(0.07)	$0.04

Earnings per share — diluted
Income (loss) from continuing operations	$(0.07)	$0.04

Net income (loss) applicable to common shares	$(0.07)	$0.04

Weighted average common share used in computing earnings per share	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214
The accompanying notes are an integral part of these financial statements.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2011	2010
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Real estate subject to sales contracts, at cost	5,050	5,050

Total real estate	29,561	29,561

Notes and interest receivable from related parties	35,820	38,405
Less allowance for doubtful accounts	(1,826)	(1,826)

Total notes and interest receivable	33,994	36,579
Cash and cash equivalents	35	20
Investments in unconsolidated subsidiaries and investees, subject to sales contract	89	89
Receivable and accrued interest from related parties	50,677	48,598
Other assets	2,249	2,240

Total assets	$116,605	$117,087

Liabilities and Shareholders’ Equity
Liabilities:

Notes and interest payable	$34,041	$34,214
Notes and interest payable related to subject to sales contracts	2,393	2,390
Deferred revenue (from sales to related parties)	6,550	6,550
Accounts payable and other liabilities (including $1 in 2011 and $1 in 2010 to affiliated and related parties)	396	401

	43,380	43,555

Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2011 and 2010	42	42
Treasury stock at cost, 5,461 in 2011 and 2010	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	11,267	11,574

Total shareholders’ equity	73,225	73,532

Total liabilities and shareholders’ equity	$116,605	$117,087

The accompanying notes are an integral part of these financial statements.